UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Not applicable.

(c) As previously disclosed by InfuSystem Holdings, Inc. (the “Company”) in its Current Report on Form 8-K (the “8-K”) filed March 23, 2012, the Board of Directors of the Company (the “Board”) appointed Jonathan P. Foster to the position of Chief Financial Officer of the Company, effective March 16, 2012. In connection therewith, the Company entered into a Consulting Agreement with Mr. Foster as filed as Exhibit 10.1 to the 8-K (the “Consulting Agreement”).

On August 14, 2012, upon the recommendation of the Compensation Committee and approval by the Board, the Company and Mr. Foster entered into an amended and restated consulting agreement (the “First Amendment”), which amends the Consulting Agreement in the following ways (all capitalized terms used but not defined herein shall have the meaning set forth in the First Amendment): (i) Mr. Foster will continue to serve as Chief Financial Officer as a consultant of the Company through March 16, 2013 (the “Term”), which term is renewable under certain conditions for an additional six months at the Company’s option; (ii) Mr. Foster will be paid $50,000 per month through the Term, including following termination under certain conditions; (iii) under certain events during Mr. Foster’s service, or within 30 days of Mr. Foster’s termination without cause, Mr. Foster will be paid $125,000; and (iv) the Company will reimburse Mr. Foster for legal expenses incurred in negotiating the Consulting Agreement and First Amendment.

Other than as described above, the material terms of the Consulting Agreement with Mr. Foster as previously disclosed by the Company have not been revised. The foregoing description of the First Amendment is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	First Amended Consulting Agreement with Jonathan P. Foster, dated August 14, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Dilip Singh
Dilip Singh
Chief Executive Officer

Dated: August 17, 2012

Index to Exhibits

Exhibit No.	Description

Exhibit 10.1	First Amended Consulting Agreement with Jonathan P. Foster, dated August 14, 2012.